Exhibit 6.1

October 28, 2015

First Colebrook Bancorp, Inc.

132 Main Street

Colebrook, NH 03576

Attention: Loyd Dollins, President & CEO

FIG Partners, LLC (“FIG”, “we” or “us”) is pleased to confirm our engagement by First Colebrook Bancorp, Inc. (together with its subsidiaries, the “Company” or “you”) to act as the Company's Placement Agent (“Placement Agent”) in connection with the proposed offering of up to $5 million of the Company's subordinated debt securities (the “Securities”) by private placement (the “Placement”) by the Company directly and to solely “accredited investors” (“Accredited Investors”), as such term is defined in Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to purchase agreements. We accept this engagement upon the terms and conditions set forth in this engagement letter (the “Agreement”).

1.          Services. In our capacity as Placement Agent, FIG will perform the following financial advisory and investment banking services as it may deem necessary and appropriate in connection with the Placement:

•	assist the Company in analyzing the business and operations of the Company, including its historical and projected financial condition;

•	assist the Company in its application for the repayment of SBLF preferred equity through financial materials;

•	assist the Company in the drafting, preparation and distribution of relevant documents we mutually agree are beneficial or necessary to the consummation of the Placement, including documents and agreements describing the Company, the Securities and the terms of the Placement (collectively, the “Offering Materials”);

•	advise the Company as to the strategy and tactics of negotiations with prospective purchasers of the Securities and, if requested by the Company, participate in such negotiations;

•	advise the Company as to the timing and structure of the Placement; and

1175 Peachtree Street, NE

100 Colony Square, Suite 2250

Atlanta, GA 30361

First Colebrook Bancorp, Inc.

October 28, 2015

•	render such other financial advisory and investment banking services as may from time to time be agreed upon by FIG and the Company.

You acknowledge and agree that our engagement pursuant to this Agreement does not constitute an agreement or a commitment, express or implied, by us or any of our affiliates to underwrite, purchase or place any Securities or to provide any type of financing, nor an agreement by you to issue and sell any Securities.

You further acknowledge and agree that our services hereunder shall be subject to, among other things, satisfactory completion of due diligence, market conditions, the absence of adverse changes to the Company's business or financial condition, receipt by the Company of all applicable regulatory approvals, approval of FIG's internal committee, the execution of a definitive placement agreement between the Company and FIG, and any other conditions that FIG may deem appropriate for private placements of the nature contemplated by this Agreement. It is expressly understood and agreed that FIG is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to the Placement, and all other matters and (b) neither it, or any of its affiliates, has received, or has relied upon, the advice of FIG or any of its affiliates regarding matters of law, regulation, taxation or accounting. The Company further acknowledges and agrees that FIG’s role in any due diligence hereunder will be limited to performing such review as FIG shall deem necessary to support its own advice and analysis hereunder and shall not be on behalf of the Company or any other party, including, without limitation, any investor in the Securities.

2.          Term. This Agreement shall be effective as of the date first written above. Either the Company or FIG may terminate this Agreement, with or without cause, upon 30 days' prior written notice to the other party. As set forth in Section 3 below, the Residual Period shall extend for six (6) months from the date of termination of this Agreement.

3.          Fees.         For our services under this Agreement, the Company agrees to pay FIG a placement fee (the “Placement Fee”) payable at each closing of a Placement equal to two percent (2.0%) of the gross proceeds from Securities purchased in the Placement by investors solicited by FIG.

The Company shall also pay FIG a Placement Fee on any financing by the Company or its affiliates comprised of the sale of Securities (as described in the Offering Materials) to an Accredited Investor introduced to the Company by FIG pursuant to this Agreement, which sale is consummated pursuant to any agreement, commitment or understanding entered into during the six (6) month period following the date of termination of this Agreement (the “Residual Period”). FIG will provide the Company a list of all Accredited Investors who FIG introduced to the Company pursuant to this Agreement and who are subject to the Residual Period (each such Accredited Investor, a “Restricted Investor”) within five (5) business days of the date of termination of this Agreement. Any Placement Fee required by this paragraph shall be based upon the aggregate principal amount of the Securities sold in such transaction to such Restricted Investors.

First Colebrook Bancorp, Inc.

October 28, 2015

The Company acknowledges and agrees that at the closing of the Placement, simultaneously with the receipt by the Company of the gross proceeds of the Securities sold in the Placement at the closing, the Company shall wire to FIG (pursuant to wire transfer instructions to be given by FIG) the Placement Fee (calculated on the gross proceeds received at such closing) and any outstanding out- of-pocket expenses set forth in section 4 (to the extent such expenses have been incurred prior to closing).

4.          Expenses. Regardless of whether the Placement is consummated, and in addition to the compensation described in section 3, the Company shall, upon request and from time to time, reimburse FIG for all reasonable out-of-pocket expenses and disbursements incurred in connection with this engagement, including, but not limited to, travel, reasonable fees and printing and distribution of Offering Materials, provided, that such expense reimbursement shall not exceed $25,000 in the aggregate without the Company's prior consent, which consent shall not be unreasonably withheld. Expenses incurred prior to the date of this Agreement are not eligible for reimbursement. The provisions of this paragraph are not intended to apply or in any way impair the indemnification provisions of this Agreement. Any and all out-of-pocket expenses or other expenses due from the Company to FIG pursuant to this section 4 shall be paid within thirty (30) days after the Company’s receipt of an invoice regarding same.

5.          Indemnification and Contribution. The Company and FIG agree to the provisions with respect to the Company’s indemnity of FIG and other matters set forth on Annex A attached hereto, the terms of which are hereby incorporated into this Agreement by reference in their entirety and made a part of this Agreement.

6.          Representations, Warranties and Agreements. The Company represents and warrants to, and agrees with FIG, that:

(a)          The Company has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to an exemption from registration under the U.S. federal securities laws, or applicable state securities or “blue sky” laws in the United States or any other jurisdiction outside of the United States where the Securities are offered or sold in connection with the Placement. The Company shall not engage in any form of general solicitation or general advertising (as those terms are defined and used in Regulation D) or in any manner involving a public offering within the meaning of the Securities Act. The Company has not directly or indirectly made any offers or sales of the Securities or other securities of the Company of the same or similar class as the Securities for a six-month period ending on the date of this Agreement. The Company represents and warrants that no other person or entity is entitled to any finder’s fee or brokerage commission in connection with the transactions contemplated by this Agreement. The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body required in connection with the Placement or the Registration (as defined herein) including, without limitation, those associated with any sales pursuant to Regulation D under the Securities Act, “blue sky” laws. The provisions of this paragraph are not intended to apply or in any way impair the indemnification provisions of this Agreement.

First Colebrook Bancorp, Inc.

October 28, 2015

(b)          The Company hereby warrants that the Offering Materials, and any other information relating to the Company or the Placement, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. The Company agrees to provide FIG with (i) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the Offering Materials containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (ii) copies of any financial reports as soon as reasonably practicable and (iii) such other information concerning the business and financial condition of the Company as FIG may from time to time reasonably request (all such information described in clauses (ii) and (iii) so furnished being the “Information”). FIG will have the right to approve the Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Placement. The Company will comply with Regulation D.

(c)          The Company recognizes and confirms that FIG (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing its services under this Agreement without having independently verified the same and (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. FIG will assume that all financial forecasts have been prepared in good faith and reflect then currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company, and that such judgments and estimates are reasonable.

(d)          At each closing of a Placement, you will permit us to rely on the representations and warranties made by the Company to the investors in the Placement. The Company will cause to be furnished to FIG and the purchasers of the Securities, on each closing date of the Placement, copies of such opinions of counsel and such other documents, letters, certificates and opinions as FIG or the purchasers may reasonably request in form and substance reasonably satisfactory to FIG and its counsel and the purchasers and their counsel. To the extent the Company's counsel shall deliver a legal opinion in connection with the Placement to the purchasers of the Securities, such opinion shall also be addressed to FIG and be in form and substance reasonably satisfactory to the purchasers of the Securities and FIG.

First Colebrook Bancorp, Inc.

October 28, 2015

(e)          The Company acknowledges and understands that FIG’s research analysts and research department are independent from FIG’s investment banking division and are subject to certain regulations and internal policies. FIG’s research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Company, the transactions contemplated by this Agreement or any investor in the Placement that differ from or are inconsistent with the views or advice communicated by FIG’s investment banking division.

FIG acknowledges that the Company shall not be obligated to sell any Securities or to accept any offer to purchase the Securities, and the terms of the Securities and the final decision to accept any offer to purchase the Securities shall be subject to the approval of the Company in its sole discretion.

FIG covenants and agrees with the Company as follows:

(x)          FIG will not solicit, directly or indirectly, offers for the Securities by means of any form of general solicitation or general advertising (as those terms are defined and used in Regulation D) or in any manner involving a public offering within the meaning of the Securities Act;

(y)          FIG will only solicit offers for the Securities from prospective investors whom it reasonably believes to be Accredited Investors; and

(z)          FIG will not utilize any Offering Materials without the prior consent of the Company.

7.          Confidentiality. FIG acknowledges that the Information may contain confidential and proprietary business information concerning the Company (the “Confidential Information”). FIG agrees except as otherwise required by law, judicial process or regulatory request or demand, or as required in connection with the Placement, to maintain the confidentiality of such Confidential Information; provided, that such Confidential Information may be disclosed to FIG's employees, agents and representatives who need to know such Confidential Information for the purpose of assisting FIG in rendering the services contemplated hereunder (it being understood that such persons shall be informed of the confidential nature of the Confidential Information and shall be directed to treat such Confidential Information confidentially in accordance with the terms hereof). FIG's confidentiality obligations shall not apply to Confidential Information which: (i) becomes generally available to the public other than as a result of a disclosure by FIG or its representatives; (ii) was available on a nonconfidential basis prior to its disclosure to FIG; or (iii) becomes available to FIG on a nonconfidential basis from a source other than the Company or its representatives provided that such source is not known to FIG to be bound by a confidentiality agreement with the Company or its representatives.

First Colebrook Bancorp, Inc.

October 28, 2015

8.          Disclosure. The Company agrees that any information or advice (written or oral) given by FIG or its representatives in connection with FIG's engagement is intended solely for the benefit and use of the Company in connection with the proposed Placement. Unless otherwise expressly stated in an opinion letter issued by FIG or otherwise expressly agreed, no party other than the Company is authorized to rely upon this engagement of FIG or any statements, advice or conduct by FIG. The Company agrees that no such information, statements or advice shall be used, reproduced, disseminated, quoted or referred to (other than to the Company's management, directors, legal advisors and accountants who are assisting the Company in connection with the Placement, collectively, the “Representatives”) in any manner, at any time, or for any purpose, nor shall any public references to FIG relating to this engagement or the Placement be made by the Company or any of its Representatives without the prior written consent of FIG.

9.          No Third Party Beneficiaries. The Company acknowledges and agrees that FIG has been retained to act as Placement Agent to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of FIG is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against FIG or its affiliates, or their respective directors, officers, employees or agents. Accordingly, no other person (other than the Indemnified Persons set forth in Annex A attached hereto) will acquire or have any rights by virtue of this Agreement.

10.         Independent Contractor. FIG shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company. The Company acknowledges that FIG's responsibility to the Company is solely contractual in nature and FIG does not owe the Company, or any other party (including shareholders, employees or creditors of the Company), any fiduciary duty as a result of this Agreement.

11.         FIG Affiliates; Conflicts; Exculpation. At FIG's discretion, any right set forth herein may be exercised, and any services to be provided by FIG may be provided, by an affiliate of FIG. The Company hereby agrees that FIG and/or any affiliate or employee of FIG will have the right, but not the obligation, to purchase Securities for its own account and that any such purchase will not constitute a conflict of interest for purposes of FIG’s engagement hereunder.

You acknowledge that we are a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in your debt or equity securities, or the debt or equity securities of your affiliates or other entities that may be involved in the transactions contemplated by this Agreement. FIG acknowledges the restrictions of applicable securities laws, including Rule 10b-5, with respect to such activities.

First Colebrook Bancorp, Inc.

October 28, 2015

In addition, we and our affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or the Placement. You also acknowledge that we and our affiliates have no obligation to use in connection with this engagement or to furnish you confidential information obtained from other companies. FIG agrees not to furnish any Confidential Information about the Company to any such other companies.

Furthermore, you acknowledge we may have fiduciary or other relationships whereby we or our affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential investors or others with interests in respect of the Placement. You acknowledge that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regard to our relationship with you hereunder.

12.         Publicity. The Company acknowledges that upon completion and the Company’s public announcement of the Placement, FIG may, at its own expense, place an announcement in such newspapers and periodicals as it may choose, stating that FIG has acted as Placement Agent to the Company in connection with such Placement.

13.         Amendments and Successors. This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and FIG. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and permissible assigns of the Company and FIG. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

14.        Entire Agreement. This Agreement constitutes the entire agreement between FIG and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement.

15.        Counterparts. This Agreement may be executed in any number of counterparts.

16.         No Brokers. The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to FIG hereunder.

17.         Termination and Expiration. Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company's obligations to Indemnified Parties provided in Annex A, the Company's obligation to pay FIG fees and expenses as described in this Agreement, the confidentiality provisions of section 7, the status of FIG as an independent contractor, the Company’s representations, warranties and agreements, the limitation on to whom FIG shall owe any duties, governing law, choice of forum, successors and assigns, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement. Upon the Company’s request, and at any time including on or after termination, FIG shall provide the Company with a list of all Restricted Investors.

First Colebrook Bancorp, Inc.

October 28, 2015

18.         Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New Hampshire applicable to contracts executed in and to be performed in that state, without regard to such state's rules concerning conflicts of laws. Any right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any conduct in connection with, or matters contemplated by, this Agreement is hereby waived by the parties hereto.

[Signature page to follow]

First Colebrook Bancorp, Inc.

October 28, 2015

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this engagement letter, which shall thereupon constitute a binding Agreement.

Sincerely,

FIG PARTNERS, LLC

By:	/s/ Matt Veneri

Matt Veneri
Co-Head of Investment Banking

By:	/s/ Gregory Gersack

Gregory Gersack
Co-Head of Investment Banking

Agreed and accepted to this 28th day of
October, 2015:

First Colebrook Bancorp, Inc.

By:	/s/ Avis Brosseau

First Colebrook Bancorp, Inc.

October 28, 2015

Annex A

The Company agrees to indemnify and hold harmless FIG and its affiliates (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")), the respective partners, directors, officers, agents, consultants and employees of FIG and its affiliates and each other controlling persons of FIG and its affiliates (within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and each of their respective successors and assigns (each, an "Indemnified Party" and collectively, the "Indemnified Parties"), to the fullest extent permitted by law, from and against any losses, claims, damages or liabilities, joint or several, and all actions (including shareholder actions) inquiries, proceedings and investigations related to or arising out of the engagement described in the Agreement to which this Annex A is attached or FIG's role in connection therewith, other than actions, suits or proceedings in which FIG or any other Indemnified Party is a plaintiff, and will reimburse FIG and any other party entitled to be indemnified hereunder for all expenses (including counsel fees) as they are incurred by FIG or any such other Indemnified Party in connection with investigating, preparing or defending any such action or claim whether or not in connection with pending or threatened litigation in which FIG is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from (i) any misstatement of a material fact in the Offering Materials relating to FIG and furnished in writing to the Company by FIG specifically for inclusion therein, (ii) the omission from such information so furnished of a material fact required to be stated therein in order to make the statements contained therein not misleading, (iii) FIG’s bad faith or gross negligence, or (iv) any material misrepresentation by FIG to a prospective investor which is not the result of information provided by or approved by the Company, and FIG agrees to immediately refund any payments made to an Indemnified Party upon such finding.

If the indemnification provided for herein is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FIG, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and FIG, as well as any other relevant equitable considerations; provided, however, in no event shall the aggregate contribution of the Indemnified Parties to the amount paid or payable exceed the aggregate amount of fees actually received by FIG under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to FIG of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the Placement or Placements that are the subject of the engagement hereunder, whether or not any such Placement is consummated, bears to (b) the fees paid or to be paid to FIG under this Agreement.

First Colebrook Bancorp, Inc.

October 28, 2015

The Company also agrees that neither FIG, nor any of its affiliates nor any partner, officer, director, consultant, employee or agent of FIG or any of its affiliates, nor any person controlling FIG or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from FIG's bad faith, gross negligence or a material misrepresentation by FIG to a prospective investor which is not the result of information provided by or approved by the Company. The foregoing agreement shall be in addition to any rights that FIG, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the provisions of this Agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against FIG or any other Indemnified Party.

The Indemnified Parties agree to give prompt written notice to the Company of any claim for which they seek indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability that it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission. The Company shall have the right to assume the defense of any action for which the Indemnified Parties seek indemnification hereunder, within ten business days after receipt of notice of such action, including, without limitation, the employment of counsel reasonably satisfactory to the Indemnified Parties, except as provided below. After notice from the Company to the Indemnified Parties of its election to assume the defense thereof, and so long as the Company performs its obligations in accordance with such election, the Company will not be liable to the Indemnified Parties for fees and expenses of legal counsel to the Indemnified Parties, which counsel shall be at the expense of the applicable Indemnified Party unless (a) the Company has failed to promptly assume the defense and employ counsel reasonably satisfactory to such Indemnified Party in accordance with the preceding sentence, or (b) such Indemnified Party shall have been advised by counsel that there exists an actual conflict of interest between the Company, on the one hand, and such Indemnified Party, on the other hand, including, without limitation, a situation in which one or more legal defenses may be available to such Indemnified Party that are inconsistent with those available to the Company (in which case the Company shall not be entitled to assume the defense of such action, suit or investigation on behalf of such Indemnified Party) or (c) the Company expressly authorizes the Indemnified Party in writing to employ separate counsel at the Company’s expense (in each such case the Company will pay the fees and expenses of such counsel). For the avoidance of doubt, in the event the Company is not obligated to pay the fees and expenses of separate counsel to the Indemnified Parties, the Indemnified Parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof at their own expense.

First Colebrook Bancorp, Inc.

October 28, 2015

The Company agrees that it will not, without the prior written consent of FIG, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not FIG is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of FIG from all liability arising out of such claim, action, suit or proceeding.

It is understood that FIG's engagement referred to in the Agreement may be embodied in one or more separate written agreements and that, in connection with such engagement, FIG may also be requested to provide additional services or to act for the Company in one or more additional capacities. The indemnification provided hereunder shall apply to said engagement, any such additional services or activities and any modification, and shall remain in full force and effect following the completion or termination of FIG's engagement.